Exhibit 12.01


NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
STATEMENT OF COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES

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                                    12 Months
                                      Ended
                                     6/30/95       1994         1993        1992        1991         1990
                                                 (Thousands of dollars)
Earnings
  Income from continuing
  operations before accounting
  change                              $252,874    $243,475     $211,740    $160,928    $207,012     $192,971
Add
  Taxes based on income (1)
    Federal income taxes               114,327     114,484       99,952      71,549      75,905      120,686
    State income taxes                  36,780      34,805       28,076      19,148      22,209       34,442
    Deferred income taxes-net              563      (2,262)      12,256       5,185      26,506      (31,794)
    Tax credit adjustment - net        (14,614)    (13,979)      (9,544)     (9,708)     (9,189)     (10,048)
    Foreign income taxes                   389         219
  Fixed charges                        129,194     115,083      113,562     109,888     110,146      111,826

Deduct
  Undistributed equity in earnings of
    unconsolidated investees            29,066      27,427        1,142       1,006           0        1,876
       Earnings                       $490,447    $464,398     $454,900    $355,984    $432,589     $416,207


Fixed charges
  Interest charges per
    statement of income               $129,194    $115,083     $113,562    $109,888    $110,146     $111,826


Ratio of earnings to fixed
  charges                                  3.8         4.0          4.0         3.2         3.9          3.7

(1) Includes income taxes included in Other Income (Expense) - Net.
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